EXHIBIT 10.10

Note:  Portions of this exhibit indicated by “[*]” are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of this Company’s confidential treatment request.

This Purchase and License Agreement for FWA Equipment (the “Agreement”) is entered by and among Nortel Networks Limited and Nortel Networks de México, S.A. de C.V. (“NN Mexico” and, collectively, “Nortel Networks”), and Axtel, S.A. de C.V. (the “Customer” and, together with Nortel Networks, the “Parties”), is effective from the Closing Date and shall continue in effect thereafter during the Term. References to “days” shall mean calendar days, unless otherwise specified.

1.  Definitions

1.1

“Concession” means any concession, license, permit or the like (including any additions or amendments thereto) granted and issued by the governmental authorities of Mexico as of the Closing Date or during the Term in favor of Customer that are legally required under applicable laws for operation of the Products sold hereunder and Customer’s networks in Mexico.

1.2

“Force Majeure Event” means the occurrence of fire, casualty, explosion, lightning, accident, strike, lockout, labor unrest, labor dispute (whether or not, in respect of the foregoing labor-related matters, the affected party is in a position to settle the matter), war (declared or undeclared), armed conflict, civil disturbance, riot, Act of God, delay of common carrier, the enactment, issuance, or application of any law, local by-law, regulation, or executive, administrative, or judicial order, acts (including delay or failure to act) of any governmental authority, or any other cause or causes (whether of the foregoing, nature or not), or any other similar or different occurrence, which cause or occurrence is beyond the reasonable control of the affected party and whether or not foreseeable by such party.

1.3	“Furnish-only” means Products which Customer is responsible for installing.

1.4

“FWA Business” means, among other things, the know-how and licenses that would allow a third party to manufacture and support base station equipment, customer premises equipment, remote element manager, system software and installation toolsets, that combined provide a fixed wireless access solution operating in the 3.5 GHz spectrum using TDMA technology.

1.5	“Hardware” means a Nortel Networks machine, equipment or component, but not including the software.

1.6

“Local Nortel Networks Affiliate” means any person or entity established prior to or during the Term in Mexico, more than fifty percent (50%) of whose voting shares or outstanding capital stock is owned or controlled (directly or indirectly) by Nortel Networks or an affiliate of Nortel Networks.

1.7

“Nortel Networks Finance Agreement” means the Restructured Amended and Restated Finance Agreement, dated as of _____________ __, 2003, entered into by and between Nortel Networks Limited as Lender and Axtel, S.A. de C.V. as Borrower.

1.8	“Products” means any Hardware, Software or Third Party Vendor Items provided under this Agreement, which are further described in Annex C hereto.

1.9

“Replacement Agreements” means, collectively: (i) this Agreement, (ii) the Technical Assistance Services Agreement for FWA Equipment, dated as of the date hereof and entered into between Customer and NN Mexico (the “FWA TAS Agreement”), (iii) the Purchase and License Agreement for Non-FWA Equipment, dated as of the date hereof and entered into between the Parties hereto, and (iv) the Technical Assistance Services Agreement for Non-

Purchase and License Agreement for FWA Equipment

FWA Equipment, dated as of the date hereof and entered into between Customer and NN Mexico.

1.9.1	“Restructuring Agreement” means the Restructuring Agreement, dated as of __________ __, 2003, entered into among the Parties hereto.

1.10	“Senior Note” means that certain promissory note dated ____________ __, 2003, executed by Customer and payable to Nortel Networks as per the Nortel Networks Finance Agreement.

1.11	“Services” means the activities which may be undertaken by Nortel Networks pursuant to an Order, including but not limited to, consulting, business planning, network planning and analysis.

1.12	“Site” means a location designated by Customer at which the Products are to be installed and the Services are to be performed.

1.13

“Software” means computer programs in object code form or firmware which is owned or licensed by Nortel Networks, its parent or one of its subsidiaries or affiliates, and is copyrighted and licensed, not sold. Software consists of machine-readable instructions, its components, data, audio-visual content (such as images, text, recordings or pictures) and related licensed materials including all whole or partial copies.

1.14

“Software Scripts” means the high level overlay of the Radio Element Manager (REM) software that is either run on demand or scheduled and typically collects, post processes or interprets data for operational, installation, commissioning and maintenance purposes. The Software Scripts do not include REM daemons or REM Graphical User Interface screens (GUI).

1.15

“Specifications” means, with respect to Products and/or Services, the technical specifications set forth in Annex D hereto, which describe or explain the standard functional capabilities and/or requirements for such Products and/or Services.

1.16

“Taxes” means all federal, state, provincial, local, foreign, gross income, gross receipts, sales, use, value added, stamp, levies, customs duties, franchise, withholding, excise, real or personal property taxes, registration charges and all other similar taxes.

1.17

“Term” means five (5) years, commencing on the Closing Date (as defined in the Restructuring Agreement), provided that the Term may be extended for subsequent one (1) year periods, subject to the Parties agreeing on mutually acceptable commercially reasonable terms and conditions, where “commercially reasonable” shall mean terms and conditions which would be expected to be found in a comparable contractual arrangement between arms’ length parties, acting without other economic constraint or influence, of similar size and financial situation for products and/or services similar or comparable to those under this Agreement, including, without limitation, price and gross margins, minimum orders, volume commitments and delivery lead times, capital investment required and credit quality of the buyer; and provided, further, that, solely for the period prior to any sale of the FWA Business by Nortel Networks to an unrelated third party, (i) twelve (12) months prior to the end of the Term as then in effect, the Parties shall enter into negotiations to determine such mutually acceptable commercially reasonable terms and conditions, (ii) if agreement on such terms and conditions is not reached by the date that is nine (9) months prior to the end of such Term, such determination shall be submitted to arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in force, such proceedings to take place in the English language in the City of Miami, Florida, before a panel of three (3) arbitrators appointed in accordance with the aforementioned rules, (iii) if such arbitration has not resulted in a determination on or before the end of the Term as then in effect, the terms and conditions of this Agreement as in effect during such Term shall be deemed to continue in

Purchase and License Agreement for FWA Equipment

effect until such a determination is reached, at which time such determination shall be applied retroactively to the end of such Term, (iv) if the terms and conditions determined by such arbitration are acceptable to Customer but are not accepted by Nortel Networks, then the arbitrators shall determine the price at which they believe the FWA business would be sold in an arms length transaction by parties acting without other economic constraint or influence, (v) Customer shall have the right to purchase the FWA Business at such price, and (vi) if the Customer elects not to purchase the FWA Business at such price, then Nortel Networks shall have no continuing obligation to Customer beyond the terms of this Agreement as then in effect.

1.18	“Third Party Vendor Items” includes “Third Party Hardware” and “Third Party Software” and means any non-Nortel Networks hardware and/or software supplied to Customer under this Agreement.

2. Orders; Initial Order; Change Orders and Delivery Times

2.1

Customer may acquire Products or Services by: (i) issuing a written purchase order, signed by an authorized representative, or (ii) if Customer is enrolled in any then current Nortel Networks electronic commerce program, by submitting electronic orders (collectively, “Orders”).

2.2	All Orders shall reference this Agreement and shall comply with the Order Procedure attached as Annex E hereto. Orders are totally binding and non-cancelable.

2.3

All Orders will be governed by and cannot alter the terms and conditions of this Agreement. In order to be valid, all Orders must be accepted by Nortel Networks through a written or electronic communication. Nortel Networks shall accept such Order within the next ten (10) business days after delivery thereof, if such Order (i) is in compliance with this Agreement (prices and descriptions) and no additional terms and conditions have been imposed; (ii) Nortel Networks has received the applicable payment in accordance with Section 5 hereof; and (iii) Customer has provided the applicable letter of credit or other form of payment guarantee in accordance with Section 5 hereof. For the avoidance of doubt, the Parties agree that Nortel Networks shall not be obligated to start performing under any Order until Customer complies with the provisions of this Section 2.3. In the event Nortel Networks does not accept an Order in accordance with this Section 2.3, it shall promptly return to Customer any payments made and/or letters of credit provided by Customer under this Section 2.3.

2.4

The implementation schedule, responsibility matrix and any other items which may be necessary for the performance of Nortel Networks’ obligations hereunder shall be mutually agreed upon between the Parties and included as exhibits to the Order. Such exhibits shall be deemed incorporated into this Agreement by this reference.

2.5	Attached hereto as Annex A is the initial Order, which Customer hereby delivers and shall be subject to Section 5.21 below.

2.6	The prices set forth in Annex F and reflected in each Order are based on anticipated delivery and performance schedules and specifications incorporated in such Order.

2.7

Any changes to this Agreement or an Order initiated by Customer or Nortel Networks after the Closing Date resulting in adjustments to process, job schedule, contract price or other requirements thereof may be cause for adjustment by Nortel Networks to the prices and to the relevant delivery and performance schedules set forth therein. Any such adjustment shall be detailed in a change order, a form of which is attached hereto as Annex B (“Change Order”). If the Change Order affects any Products for which Nortel Networks has commenced manufacturing or has shipped or any Services for which Nortel Networks has commenced performance, the adjustment of the price shall include reasonable, documented charges incurred by Nortel Networks related thereto. No such changes shall be performed until a

Purchase and License Agreement for FWA Equipment

Change Order has been executed by authorized representatives of the Parties. A Change Order may only be used to increase the amount of Products and/or Services ordered and in no event may the amount of Products and/or Services in an Order be cancelled or decreased, whether through a Change Order or otherwise.

2.8

Nortel Networks shall deliver the Products in accordance with the timing set forth in Annex J of this Agreement. The delivery times shall commence after Order acceptance as specified in Section 2.3 of this Agreement. Nortel Networks shall deliver the Products at the applicable Nortel Networks’ factory, except for RSS equipment, which shall be delivered at Nortel Networks’ North American consolidation warehouse for Mexico (currently in Texas, USA).

3. Electronic Commerce Programs

3.1

By enrolling in any Nortel Networks’ electronic commerce program, Customer agrees to comply with the terms of such program. Customer agrees that all electronic Orders issued are equivalent to a written Order, are governed by the terms and conditions of this Agreement and that in the event of any conflict between this Agreement and the information contained in Customer’s or Nortel Networks’ electronic commerce website, this Agreement governs. Customer is responsible for the use and protection of all electronic commerce passcodes provided by Nortel Networks and agrees that all Orders submitted using such passcodes are valid and binding Orders authorized by Customer. Nortel Networks shall have no liability to Customer due to Customer’s failure to access Customer’s or Nortel Networks’ electronic commerce website or errors or failures relating to its operation.

4. Licensed Use of Software

4.1

Nortel Networks grants Customer a nonexclusive and perpetual (subject to Nortel Networks termination rights set forth in section 4.5 below) license to use a copy of the Software with the Products to the extent of the activation or authorized usage level.

4.2

To the extent Software is furnished for use with designated Products or Customer-furnished equipment (“CFE”), Customer is granted a nonexclusive and perpetual (subject to Nortel Networks termination rights set forth in section 4.5 below) license to use the Software only on such Products or CFE, as applicable.

4.3

Software contains trade secrets and Customer agrees to treat Software as Information (as defined in Section 10). Customer will ensure that anyone who uses the Software does so only in compliance with the terms of this Agreement.

4.4

Customer shall not: (a) use, copy, modify, transfer or distribute the Software except as expressly authorized, provided, however, that, Customer is hereby authorized to generate new Software Scripts or modify the existing ones; and provided, further, that Nortel Networks shall not be obligated to support such modified Software Scripts, nor shall it be responsible for any performance issues resulting from such modified Software Scripts; (b) reverse assemble, reverse compile, reverse engineer or otherwise translate the Software; (c) create derivative works or modifications unless expressly authorized; or (d) sublicense, rent or lease the Software. Licensors of intellectual property to Nortel Networks are beneficiaries of this provision.

4.5

Upon breach of the Software license by Customer as set forth in this Agreement or in the event the designated Product or CFE is no longer in use, this license terminates and Customer will promptly return the Software to Nortel Networks or certify its destruction.

4.6	Nortel Networks may audit by remote polling or other reasonable means to determine Customer’s Software activation or usage levels.

Purchase and License Agreement for FWA Equipment

4.7

With respect to Third Party Software, Customer agrees to abide by the terms provided by Nortel Networks with respect to any such software. Customer further agrees that the terms contained in any Nortel Networks or third party “shrink wrap” or “click” licenses shall govern the use of such software.

4.8

If Nortel Networks and Customer agree that delivery of Software is to be made electronically via File Transfer Protocol, then delivery of such Software by Nortel Networks shall be deemed to have taken place at such time as the Software is loaded onto a network server, as designated by Nortel Networks, and Customer has been provided with appropriate instructions and passwords to enable Customer to begin use of such Software. Notwithstanding the foregoing, the Parties shall comply with all regulations applicable to importation of Software pursuant to applicable law.

4.9	Customer is allowed to make copies of the Software, as may be reasonably necessary for back up, execution or archival purposes only.

5. Charges, Payment and Taxes

5.1

The contract price for the Products (including software) and Services is set forth in Annex F hereto. Unless otherwise agreed by the Parties in an Order, all prices are in U.S. dollars, exclusive of Taxes. All prices are applicable solely in Mexico.

5.2

In accordance with the terms of Annex “E”, within the next five (05) business days after the delivery of the Order in accordance with the terms set forth in Sections 5.3 and 5.21 below, Nortel Networks shall deliver to Customer an invoice for one hundred percent (100%) of the purchase price of such Order.

5.3	[*]

5.4

[*].  Customer shall not be obligated to pay, and Nortel Networks shall not be entitled to draw on the letter of credit or other form of payment guarantee, the purchase price of the Non-Compliant Products until Nortel Networks corrects such non-compliance, provided, however, that prior to such resolution Nortel Networks shall issue a revised invoice relating to the portion of Products received by Customer that is in compliance with the terms of the Order. Partial shipments shall be allowed under this Agreement, subject to the terms set forth in Annex “J” of this Agreement. For the avoidance of doubt, the Parties agree that the purchase price of the compliant Products shall be paid by Customer as provided in this Section 5.4.

5.5

All Orders for Services shall be accompanied by a letter of credit or other form of payment guarantee consistent with Section 5.17 hereof for one hundred percent (100%) of the price of such Services. Nortel Networks shall invoice Customer one hundred percent (100%) of the price of Services upon completion, unless the Service continues beyond thirty days, in which case Nortel Networks shall invoice Customer at the end of each month for the Services performed in that month.

5.6	With respect to Services, amounts are due upon receipt of invoice and shall be paid by Customer within thirty (30) days of the invoice date.

5.7	Customer shall pay interest on any late payments at the rate of eighteen percent (18%) per annum (1 ½% per month).

5.8	Charges for Software may be based on extent of use authorized as specified in this Agreement. Customer agrees to pay the charges applicable for any activation or usage beyond the authorized level.

5.9	Customer is liable and responsible for any Taxes relating to the Products or Services furnished

Purchase and License Agreement for FWA Equipment

by Nortel Networks or its subcontractors pursuant to this Agreement (whether incurred directly or indirectly by Nortel Networks) and shall, at Nortel Networks’ direction, promptly pay to Nortel Networks or pay directly to the applicable government or taxing authority, if requested by Nortel Networks, all such Taxes; provided, however, that in no event shall Customer be liable for Taxes computed upon the income or gross revenues of Nortel Networks or its subcontractors.

5.10

Customer shall be responsible for payment of personal property taxes for Products and materials from the date of shipment by Nortel Networks. Customer’s obligations pursuant to this Section shall survive any termination of this Agreement.

5.11

Customer shall, within thirty (30) days of the tax payment on behalf of Nortel Networks, furnish to Nortel Networks all original tax receipts or certified copies in Nortel Networks’ name showing payment of the Tax and such other documentation relating to the tax payment which Nortel Networks may reasonably request.

5.12

If Customer shall claim to be exempt from any Taxes, Customer shall furnish to Nortel Networks a tax exemption certificate from the relevant taxing authority in the form required by law or otherwise reasonably acceptable to Nortel Networks. If Customer shall claim any such tax exemption and provides Nortel Networks the required tax exemption certificate and Nortel Networks does not collect the Taxes in reliance thereupon, Customer shall hold Nortel Networks harmless from and against any and all assessments for such Taxes levied on Nortel Networks, including all interest, penalties and late charges upon any such Taxes and the cost of professional consulting fees incurred by Nortel Networks to settle the applicable tax matter with the relevant tax authorities.

5.13

If withholding of any Tax is required in respect of any payment by Customer to Nortel Networks hereunder, Customer shall: (i) withhold the appropriate amount from such payment, (ii) pay such amount to the relevant authorities in accordance with applicable law, and (iii) pay Nortel Networks an additional amount such that the net amount received by Nortel Networks is the amount Nortel Networks would have received in the absence of such withholding.

5.14

Customer shall pay all applicable customs fees, import duties, and similar charges directly to the appropriate governmental authorities. Each party agrees to ensure that it is in good standing and is appropriately registered, including without limitation, with respect to Taxes, in any country, state or other jurisdiction where legally required.

5.15

Nortel Networks reserves the right to import services or subcontractors when and where necessary to complete services related to this Agreement. To the extent the Local Nortel Networks Affiliate must import services or subcontractors in support of this Agreement, Nortel Networks reserves the right to have the Local Nortel Networks Affiliate invoice Customer an additional amount such that the cost of the withholding taxes for such imported Services are borne by Customer.

5.16

Customer consents without qualification to the sale and/or assignment of receivables, in whole or in part, including all or any part of any associated rights, remedies, and obligations, by Nortel Networks subject to a 30-day prior written notice, and authorizes the disclosure of this Agreement as necessary to facilitate such sale. Any tax impact to Customer resulting from such sale and/or assignment shall be borne by Nortel Networks.

5.17

The payments referred to in Sections 5.3(ii), 5.5 above and 5.21 below shall be secured by: (i) an irrevocable and unconditional letter of credit in favor of Nortel Networks, confirmed by a United States bank acceptable to Nortel Networks, or (ii) another form of payment guarantee acceptable to Nortel Networks in its sole discretion.

5.18	If Nortel Networks is prevented from making a shipment of Products, installing such Products or performing the Services due to any Force Majeure Event or for any other reason

Purchase and License Agreement for FWA Equipment

attributable, in whole or in part, to Customer, the Customer shall accordingly arrange an extension of such letter of credit and reimburse Nortel Networks for any additional expenses arising out of any such delay; provided, however, that this reimbursement obligation shall apply only to the extent that the delay was attributable to Customer; and provided, further, that Customer shall promptly reimburse Nortel Networks for any such additional expenses, and Nortel Networks shall subsequently return to Customer any monies which Customer may have paid in excess once the Parties have reached an agreement on the actual extent of Customer’s reimbursement obligation.

5.19

Nortel Networks reserves the right to reject an Order at Nortel Networks’ sole discretion, or to withhold shipment of the Products or performance of the Services, or any portion thereof, if: (i) Customer is in default of its payment obligations hereunder, (ii) Customer is in breach of its obligations under this Agreement, or (iii) Customer falls under any of the situations described in Sections 16.1 (i) through (iv) hereof, and all relevant dates for completion shall be adjusted accordingly.

5.20

Customer hereby irrevocably waives, to the fullest extent permitted by law, the right to dispute any invoice submitted by Nortel Networks hereunder, if such invoice is not disputed within twenty one (21) days from invoice receipt. Such dispute must be resolved within ninety (90) days from the invoice date. Payment of any disputed amounts is due and payable upon resolution. All other amounts remain due as per this Section 5.

5.21

Notwithstanding any other provision of this Section 5 to the contrary, in the case of Orders for the annual minimum order amounts referred to in Section 19 below, Customer shall submit, on or before December 15 of each year, and dated as of the date of such submission, separate Orders relating to the minimum order commitments for the succeeding calendar year, as follows:  (a) In the case of RSS’s, the Customer shall submit four (4) separate Orders, each one for one fourth (1/4) of the Baseline Annual Minimum Commitment of RSS units set forth in Section 1(a) of Annex H of this Agreement, relating to the four calendar quarters of the succeeding calendar year, provided that the Orders for the Additional Annual Minimum Commitment of RSS Units set forth in such Annex H, shall be placed by Customer during the calendar year to which such Additional Annual Minimum Commitment applies, and (b) In the case of base stations, the Customer shall submit one (1) Order for the total annual minimum commitment for such calendar year. Nortel Networks shall accept such Orders within ten (10) business days (in the place where Nortel Networks’ office which receives such Orders is located) after delivery thereof if such Orders are in compliance with this Agreement (prices and descriptions) and no additional terms and conditions have been imposed.  [*].  Delivery of Products under each such Order shall be in accordance with Annex “J” and shall commence after the initial payment and that payment of the remaining thirty percent (30%) of the purchase price for each Order will be due ten (10) days after Product delivery, subject to the terms set forth in Section 5.4 for non-complying delivery.

5.22

Customer has the right to engage a third party financial institution to provide financing for the Products and/or Services supplied by Nortel Networks under this Agreement (provided that Customer is in compliance with the financial covenants set forth in the Nortel Networks Finance Agreement), in which case such third party financial institution will make the payments as provided under this Agreement; provided, however, that Customer shall continue to be obligated to comply with all its obligations hereunder.

6. Warranty

6.1

Nortel Networks warrants that the Hardware: (i) is free from defects in materials and workmanship, and (ii) substantially conforms to its Specifications. If Hardware does not function as warranted during the warranty period, Nortel Networks will determine to either: (i) make it do so, or (ii) replace it with substantially equivalent Hardware.

Purchase and License Agreement for FWA Equipment

6.2	Nortel Networks provides the Software on an “AS IS” BASIS WITHOUT WARRANTIES OF ANY KIND.

6.3

Nortel Networks warrants that Services will be performed in a professional and workmanlike manner. If Services are not performed as warranted and Nortel Networks is notified in writing by Customer within sixty (60) days of the date of the non-conforming Services, Nortel Networks will re-perform the non-conforming Services.

6.4

The warranty period for Hardware shall be twelve (12) months from the date of delivery to Customer as per the terms of this Agreement. In the event Nortel Networks determines that repair or replacement as set forth in this Section 6 cannot be made using commercially reasonable efforts (which determination shall be made within thirty (30) days after Nortel Networks receives written notice from Customer) Nortel Networks will give Customer a credit equal to the purchase price paid by Customer for the Hardware, provided that Customer has returned such Hardware to Nortel Networks.

6.5

No warranty is provided for: (i) supply items normally consumed during Product operation; (ii) failures caused by non-Nortel Networks products; (iii) failures caused by a Product’s inability to operate in conjunction with other Customer hardware or software different from the Third Party Vendor Items provided by Nortel Networks under this Agreement; or (iv) performance failures resulting from improper installation and maintenance or Customer’s use of unauthorized parts or components. Warranty will be voided by misuse, accident, damage, alteration or modification, failure to maintain proper physical or operating environment, use of unauthorized parts or components or improper Customer maintenance. The performance by Customer, directly or indirectly, of the installation, engineering, commissioning, network design, support and maintenance of FWA Products by skilled personnel in accordance with the Nortel Procedures shall not invalidate the warranty provided hereunder.

6.6

Nortel Networks provides Third Party Vendor Items on an “AS IS” BASIS WITHOUT WARRANTIES OF ANY KIND, unless Nortel Networks specifies otherwise. However, such Third Party Vendor Items may carry their own warranties and Nortel Networks shall pass through to Customer any such warranties to the extent authorized. Nortel Networks shall provide to Customer the necessary contact information and applicable documentation, if available, for those third party vendors. Furthermore, Nortel Networks shall provide reasonable assistance to Customer so that Customer may avail itself of any such warranties, but only to the extent such assistance does not cause Nortel Networks to incur any out-of-pocket expenses or material additional costs.

6.7

Nortel Networks warrants that all Nortel Networks Products supplied hereunder shall have been tested at the factory to ensure that they conform to their Specifications and that they shall have successfully passed those tests.

6.8

THESE WARRANTIES AND LIMITATIONS ARE CUSTOMER’S EXCLUSIVE WARRANTIES AND SOLE REMEDIES, AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7. Services

7.1

Warranty Services: During the warranty period, Nortel Networks provides warranty Services without charge for Nortel Networks Hardware supplied under this Agreement to correct Hardware defects or to bring it up to conformance with the Specifications set forth in this Agreement. Warranty Services to be provided by Nortel Networks are further described in Annex “G” hereof.

Purchase and License Agreement for FWA Equipment

7.2

Customer shall notify Nortel Networks prior to returning any Hardware and must reference a return material authorization number issued by Nortel Networks on documentation accompanying such returned Hardware. When Customer is required to return Hardware to Nortel Networks for warranty service, Customer agrees to ship it prepaid and suitably packaged to a location Nortel Networks designates. Nortel Networks will return the Hardware to Customer at Nortel Networks’ expense. Nortel Networks is responsible for loss of, or damage to, Hardware while it is: (i) in Nortel Networks’ possession, or (ii) in transit back to Customer. Any exchanged Hardware becomes Nortel Networks’ property and, subject to Section 8 - Title and Risk of Loss, its replacement becomes the Customer’s property. The replacement Hardware may not be new but will be in working order and equivalent to the item exchanged. The warranty period for the repaired or exchanged Hardware shall be the greater of ninety (90) days from the date of delivery of the Hardware back to Customer, or the remaining Hardware warranty period. Customer agrees to ensure that exchanged Hardware is free of any legal obligations or restrictions that prevent its exchange and represents that all returned items are genuine and unaltered. Relocation of Products under warranty Services may result in adjustments to the price and response times.

7.3

Where applicable, before Nortel Networks provides warranty services, Customer agrees to: (i) follow the problem determination, problem analysis, and warranty services request procedures that Nortel Networks provides; (ii) secure all program and data contained in Hardware; and (iii) inform Nortel Networks of changes in the Hardware’s location.

7.4

Post-warranty and other Services to supplement the warranty Services, including advanced shipment of replacement parts, may be available at prices and policies to be negotiated in good faith and agreed between the Parties. The warranty service terms and exclusions in Section 6 above shall apply to post- and supplemental warranty Services.

7.5

Services in General: Customer agrees to reasonably cooperate with Nortel Networks in the performance by Nortel Networks of the Services, including, without limitation, providing Nortel Networks with sufficient and timely access free of charge to facilities, data, information and personnel of Customer in accordance with the then-current Customer policies, and a suitable physical environment meeting Nortel Networks’ specified requirements to permit the timely delivery and installation of Products and/or performance of Services, including the recovery by Nortel Networks of any tools, diagnostic or test equipment, documentation or other items used by Nortel Networks in the performance of the Services.

7.6

In addition, Customer shall be responsible for the accuracy and completeness of all data and information that it provides or causes to be provided to Nortel Networks. In the event that there are any delays by Customer in fulfilling its responsibilities as stated above, there is a disagreement between the parties as to the cooperation required from Customer, or there are errors or inaccuracies in the information provided, Nortel Networks shall be entitled to appropriate schedule and pricing adjustments, including storage fees. It is understood and agreed that the Services provided by Nortel Networks may include the advice and recommendations of Nortel Networks, but all decisions in connection with the implementation of such advice and recommendations shall be the sole responsibility of, and made by, Customer, unless such advice and recommendations are part of consulting services purchased by Customer.

7.7

Service Personnel: Nortel Networks and Customer are each responsible for the supervision, direction, compensation and control of their own employees and subcontractors. Nortel Networks may subcontract any portion or all of the Services to subcontractors selected by Nortel Networks. Neither Party shall knowingly solicit to hire employees of the other Party with whom it had contact as a result of the performance of the Services for a period ending twelve (12) months after completion of the Services. Neither Party shall be precluded from conducting generalized searches for employees (and hiring those employees who respond to generalized searches) either through the use of search firms or advertisements in the media, provided that searches are not specifically targeted to employees providing Services.

Purchase and License Agreement for FWA Equipment

7.8

Intellectual Property Rights: Nortel Networks, on behalf of itself and its subcontractors, reserves all proprietary rights in and to: (i) all methodologies, designs, engineering details, and other data pertaining to the Services and designs, documentation and other work product prepared by Nortel Networks and delivered to Customer, (ii) all original works, computer programs and updates developed in the course of providing the Services (except Customer’s developed programs) or as otherwise agreed in writing by the Parties, (iii) discoveries, inventions, patents, know-how and techniques arising out of the Services, and (iv) any and all products (including software and equipment) developed as a result of the Services. The performance by Nortel Networks of Services shall not be deemed work for hire. Nortel Networks grants to Customer a perpetual, non-exclusive, world-wide, paid up license to use, copy and modify the designs, documentation and other work product prepared by Nortel Networks and delivered to Customer in the performance of Services solely for Customer’s internal business purposes. It is understood between the Parties that Nortel Networks will employ its know-how, techniques, concepts, experience and expertise, as well as all other intellectual property, including that to which it reserves its rights hereunder, to perform services for others which are the same as or similar to the Services.

8. Title and Risk of Loss

8.1	Title and risk of loss for ordered Hardware and Third Party Hardware shall pass from Nortel Networks to Customer upon its delivery to Customer.

9. Installation and Commissioning

9.1

Customer shall perform all installation, commissioning and software loading services with respect to the FWA Products, using skilled personnel and in accordance with the Nortel Procedures, with the exception of REM software upgrades, which shall be installed by Nortel Networks pursuant to the FWA TAS Agreement.

10.	Confidential Information

10.1

Confidential information (“Information”) means: (i) Software and Third Party Software; and (ii) all business, technical, marketing and financial information and data that is clearly marked with a restrictive legend of the disclosing party (“Discloser”).

10.2

The party receiving Information (“Recipient”) will use the same care and discretion to avoid disclosure, publication or dissemination of Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate. The Recipient may disclose Information only to: (i) its employees and employees of its parent, subsidiary affiliated companies or subcontractors who have a need to know for purposes of carrying out this Agreement; and (ii) any other party with the Discloser’s prior written consent. Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.

10.3	The Recipient may disclose Information to the extent required by law. However, the Recipient must give the Discloser prompt notice and make a reasonable effort to obtain a protective order.

10.4

No obligation of confidentiality applies to any Information that the Recipient: (i) already possesses without obligation of confidentiality; (ii) develops independently; or (iii) rightfully receives without obligations of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

Purchase and License Agreement for FWA Equipment

10.5	Each party’s obligations hereunder shall survive for a period of five (5) years after receipt of Information hereunder from the Discloser, except as otherwise mutually agreed upon by the parties.

10.6

THE DISCLOSER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY INFORMATION FURNISHED TO THE RECIPIENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, EXCEPT FOR THOSE SET FORTH IN SECTION 6 HEREOF.

10.7	The release of any advertising or other publicity relating to this Agreement requires the prior approval of both Parties.

11. Patents and Copyrights

11.1

Nortel Networks shall indemnify and hold harmless Customer, its officers, directors, representatives, agents, employees, contractors, subcontractors, subsidiaries and affiliates against any actual direct loss, damage, liability, cost, expense, action or claim, including reasonable attorneys’ fees, litigation costs and expenses and amounts paid in settlement, subject to the limitations set forth in the following paragraphs, arising out of or in connection with any infringement or alleged infringement of patents, copyrights, trademarks, trade secrets, or any other intellectual property right of a third party. Therefore, if a third party claims that Nortel Networks Hardware or Software provided to Customer under this Agreement infringes such third party’s patent or copyright, Nortel Networks will defend Customer against that claim at Nortel Networks’ expense and pay all costs and damages that a court finally awards or are agreed in settlement, provided that Customer: (a) promptly notifies Nortel Networks in writing of the claim, and (b) allows Nortel Networks to control, and cooperates with Nortel Networks at Nortel Networks’ expense in, the defense and any related settlement negotiations. If such a claim is made or appears likely to be made, Nortel Networks agrees to secure the right for Customer to continue to use the Hardware or Software, or to modify it, or to replace it with equivalent Hardware or Software. If Nortel Networks determines that none of these options is reasonably available, Customer agrees to return the Hardware or Software to Nortel Networks on Nortel Networks’ written request. Nortel Networks will then give Customer a credit equal to the purchase price paid by Customer for the Hardware or Software. Any such claims against the Customer or liability for infringement arising from use of the Hardware or Software following a request for return by Nortel Networks are the sole responsibility of Customer. This represents Customer’s sole and exclusive remedy regarding any claim of infringement.

11.2

Nortel Networks has no obligation regarding any claim based on any of the following: (a) anything Customer provides which is incorporated into the Hardware or Software; (b) compliance by Nortel Networks with the Customer’s specifications, designs or instructions; (c) the amount of revenues or profits earned or other value obtained by the use of a Product by Customer; (d) Customer’s modification of Hardware or Software (subject to Section 4.4(a) hereof); (e) the combination, operation, or use of Hardware or Software with other products not provided by Nortel Networks as a system, or the combination, operation, or use of Hardware or Software with any product, data, or apparatus that Nortel Networks did not provide; (f) the Customer’s failure to install or have installed changes, revisions or updates as instructed by Nortel Networks; or (g) infringement by a Third Party Vendor Item alone, as opposed to its combination with Products Nortel Networks provides to Customer as a system.

11.3

In case of any infringement caused by any Third Party Vendor Item, Nortel Networks shall reasonably cooperate with Customer and hereby assigns to Customer any of its rights to request the proper defense and indemnification for such claim to such Third Party Vendor. Nortel Networks shall provide Customer with all necessary contact information and applicable documentation, if available, for those third party vendors. Furthermore, Nortel Networks shall use its best efforts to provide reasonable assistance to Customer for Customer to be able to obtain from the Third Party Vendor the applicable defense and indemnification for such Third

Purchase and License Agreement for FWA Equipment

Party Vendor Item infringement, but only to the extent such assistance does not cause Nortel Networks to incur any out-of-pocket expenses or material additional costs.

12. Limitation of Liability

12.1

In no event shall Nortel Networks or its agents or suppliers be liable to Customer for more than the amount of any actual direct damages up to the greater of  [*] (or equivalent in local currency) or the charges for the Product or Services that are the subject of the claim, regardless of the cause and whether arising in contract, tort or otherwise. This limitation will not apply to claims for damages for bodily injury (including death) and damage to real property and tangible personal property for which Nortel Networks is legally liable and payments as set forth in Section 11 - Patents and Copyrights.

12.2

IN NO EVENT SHALL NORTEL NETWORKS OR ITS AGENTS OR SUPPLIERS BE LIABLE FOR ANY OF THE FOLLOWING: I) DAMAGES BASED ON ANY THIRD PARTY CLAIM, EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN; II) LOSS OF, OR DAMAGE TO, CUSTOMER’S RECORDS, FILES OR DATA; OR III) INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST SAVINGS), EVEN IF NORTEL NETWORKS IS INFORMED OF THEIR POSSIBILITY.

13. Concessions

13.1

Customer hereby warrants and represents that it and its affiliates in Mexico have obtained the Concessions which will permit each of them to legally operate all or a portion of the Products in Mexico. The Parties agree that Nortel Networks shall not deliver or install any Products, perform any Services or accept any Orders hereunder unless Customer or its affiliates (if applicable) have been granted a Concession in Mexico for the use of such Products.

14. Changes or Substitution of Products

14.1

At any time, Nortel Networks may implement changes to the Products, modify the Products’ designs and Specifications or substitute the Products with ones of similar or more recent design. The Parties shall mutually agree on the Price of such changed or substituted Products. Such a change to or substitution of the Products provided under this Agreement shall be subject to the following requirements: (i) shall not adversely affect the physical or functional interchangeability or the performance Specifications of the Products, except as otherwise agreed in writing by Customer; (ii) the price for equivalent performance shall be the same or lower than the price agreed hereunder, except as otherwise agreed in writing by Customer; (iii) any change or substitution of the Products shall be functionally equivalent and compatible with the changed or substituted Product, without the need for any other adaptations; and (iv) shall under no circumstances either reduce or decrease Nortel Networks’ warranty obligations set forth in this Agreement.

15. Delayed Shipment of the Products or the Performance of the Services

15.1

If Customer notifies Nortel Networks less than thirty (30) days prior to the scheduled delivery date of the Products (or if the Products have been manufactured per the agreed upon schedule) that Customer does not wish to take delivery thereof at the scheduled time or that a site is not available to receive such Products, or if Customer fails to take delivery of such Products upon their arrival at the applicable site, Nortel Networks shall have the right to place the Products in storage and Customer shall bear all costs of demurrage, restocking, warehousing, reloading, transporting, off-loading, and other associated costs incurred by Nortel Networks. All such costs shall be paid in full within thirty (30) days of Customer’s receipt of Nortel Networks’ commercial invoice therefor. Customer may delay delivery or fail to take delivery of the Products for not more than thirty (30) days. Once such thirty-day term elapses, Customer shall immediately pay to Nortel Networks the outstanding balance of the purchase

Purchase and License Agreement for FWA Equipment

price of the Products, if any, and the warranty period for the affected Products shall be deemed to start upon expiration of such 30-day term.

15.2

If Customer notifies Nortel Networks less than thirty (30) days prior to the scheduled performance date of the Services that Customer does not wish Nortel Networks to perform such Services at the scheduled time or that the Site is not available for the performance of such Services, Nortel Networks shall have the right to delay the performance of the Services and Customer shall bear all associated and documented out of pocket travel and expense costs incurred by Nortel Networks. All such costs shall be paid in full within thirty (30) days of Customer’s receipt of Nortel Networks’ commercial invoice therefor.

15.3

Site facilities and physical specifications of equipment (including shelters, fiber cabling, power, etc.) provided by Customer for use with the Products sold hereunder must meet Nortel Networks’ installation and environmental Specifications. Any testing required to verify the condition of Site facilities and any required upgrades will be at Customer’s expense.

16. Termination; Survival

16.1

Without prejudice to any rights and remedies provided for hereunder, either Party hereto may terminate this Agreement, effective immediately, upon written notice to any other Party, upon the occurrence of any of the following events or conditions (each, an “Event of Default”):

	(i)	the other Party applies for or consents to the appointment of, or the taking of possession by a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,

	(ii)	the other Party makes a general assignment for the benefit of its creditors,

	(iii)	the other Party commences a voluntary proceeding under the bankruptcy, insolvency or similar laws relating to relief from creditors generally,

(iv)

the other Party fails to contest in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary proceeding under the bankruptcy, insolvency or similar laws relating to relief from creditors generally, or any application for the appointment of a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property or its liquidation, reorganization, dissolution or winding-up, or

(v)

the other Party materially fails to perform any term or condition under this Agreement or any of its Annexes, which failure continues for a period of thirty (30) days after written notice has been given to the breaching Party; provided, however, that if any Party exercises its termination rights as provided in this Section 16.1 (v) after any sale of the FWA Business by Nortel Networks, the FWA TAS Agreement, shall automatically be terminated concurrently therewith; and provided, further, that if any Party exercises its termination rights as provided in this Section 16.1 (v) prior to any sale of the FWA Business by Nortel Networks, the three other Replacement Agreements shall automatically be terminated concurrently therewith.  For the avoidance of doubt, the Parties agree that any failure by Customer to comply with the purchase commitment set forth in Section 19 hereof shall be deemed material.

16.2

In addition, and without prejudice to any rights and remedies provided for hereunder, Nortel Networks may terminate all four Replacement Agreements, effective immediately, upon written notice to the other Party, upon the occurrence of any of the following events or conditions:

	(i)	Customer fails to make payment in accordance with the terms and conditions hereof, which failure continues for a period of ten (10) business days (in Mexico) after written notice to Customer,

Purchase and License Agreement for FWA Equipment

(ii)

within eighteen (18) months from the date hereof, the identity of Customer’s business materially changes by sale of its business, transfer of control of its capital stock, merger or otherwise, unless prior written consent therefor has been obtained from Nortel Networks; or

(iii)

the occurrence of an Event of Default under any one of the Senior Note or the other Replacement Agreements which by the terms of such agreements would allow Nortel Networks to declare such Senior Note due and payable or to terminate such Replacement Agreement, as the case may be.

16.3

The respective obligations of each Party pursuant to Sections 1, 4, 5, 6, 7, 10, 11, 12, 16 and 18 hereof, and any other obligations of each Party pursuant to this Agreement that by their nature would continue beyond the termination, cancellation, or expiration hereof, shall survive such termination, cancellation, or expiration; provided, however, that if Customer fails to make payment in accordance with the terms and conditions hereof (subject to the cure period provided in Section 16.2 above), the Parties expressly agree that the following Sections hereof shall not survive such termination, cancellation, or expiration: Sections 6 and 7; and provided, further, that Section 4 hereof shall survive such termination, cancellation, or expiration only to the extent that Customer is not in default of the payment of the applicable Software license fees, if any.

17. Nortel Procedures

17.1

“Nortel Procedures” will consist of documents which describe in detail the engineering, installation, commissioning, maintenance, troubleshooting and operation of Product(s). The Nortel Procedures shall be provided in the English language. Nortel Networks shall provide the Nortel Procedures in Spanish if so published. Nortel Networks shall ship electronic documentation containing the applicable Nortel Procedures to Customer with the initial delivery of a system release to Customer. During the Term, Nortel Networks shall, at no additional charge to Customer, deliver to Customer, one set of electronic files with updates, revisions and/or corrections of such Nortel Procedures as they become available. Customer may order additional copies of the Nortel Procedures at Nortel Networks’ then applicable prices. Customer may use and reproduce the Nortel Procedures in paper format for the purposes of engineering, installing, commissioning, maintaining, troubleshooting and operating the Products, subject to the limitations regarding Information set forth in Section 10. Reproduction shall include the copyright or similar proprietary notices. Customer is responsible for ensuring proper versions of the Nortel Procedures are printed and distributed.

18. General

18.1

Customer agrees that it will not export Products procured hereunder from Mexico without Nortel Networks’ prior written consent. Nortel Networks reserves the right to assign any portion of an Order accepted under this Agreement, in whole or in part, provided that such assignment shall be in compliance with the provisions of Section 20 below if such assignment falls under the situation provided for in Section 20 of this Agreement. Customer represents and warrants that it is buying Products and/or Services for its own internal use and not for resale.

18.2

Customer agrees to comply with all laws applicable to it, including all applicable export and import laws and regulations. In the event that any provision of this Agreement or portions thereof are held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

18.3

The terms and conditions of this Agreement, together with the other three Replacement Agreements and any other agreements contemplated by the Term Sheet entered into between Customer and Nortel Networks Limited on October 12, 2002, form the complete and exclusive

Purchase and License Agreement for FWA Equipment

agreement between Customer and Nortel Networks and replaces any prior oral or written communications and agreements regarding the subject matter thereof.

18.4	Any changes to this Agreement must be made by mutual agreement in writing. All Customer’s rights and all of Nortel Networks’ obligations are valid only in Mexico.

18.5

The laws of the State of New York, United States of America govern this Agreement, exclusive of its conflict of laws provisions; and nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract. The United Nations Convention on the International Sale of Goods shall not apply.

18.6

If, within thirty (30) days from the date of any notice of dispute from a Party to any other Party, such Parties are unable to resolve the issue, then either Party may initiate the binding arbitration to resolve such dispute by written notice to such other Party upon expiration of such thirty (30) day period. Any dispute between the Parties arising in connection with this Agreement shall be exclusively resolved by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in force. The arbitration proceedings pursuant to this Section 18(c) shall take place in the English language in the City of Miami, State of Florida, before a panel of three (3) arbitrators appointed in accordance with the aforementioned rules. The decision of the arbitrators shall be final and binding upon the Parties and their respective successors and assigns. The decision and award rendered by the arbitrators may be entered in any court of competent jurisdiction and any such court may order the enforcement of such award against the Parties and their respective successors and assigns.

18.7

EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING ANY ORDER ISSUED AND ACCEPTED HEREUNDER.

18.8	The following Annexes are part of this Agreement:

Annex A – Initial Order
Annex B - Change Order Procedures and Form of Change Order
Annex C - Description of Products
Annex D - Product Specifications
Annex E - Order Procedure
Annex F – Prices
Annex G - Warranty Services
Annex H - Purchase Commitment
Annex I – Intentionally Left in Blank
Annex J – Delivery Times

In the event of any conflict or inconsistency between the provisions of the body of this Agreement and its Annexes, the body of this Agreement shall prevail.

18.9

Notwithstanding anything in this Agreement to the contrary, if the supply of the Products or the performance of the Services by Nortel Networks, or any portion thereof, or the performance of any other obligation hereunder by any party is prevented, delayed, interfered with, or interrupted by reason of a Force Majeure Event, such prevention, delay, interference, or interruption shall be deemed not to be a default pursuant to this Agreement and the time or times for such performance or supply hereunder shall be extended by the period or periods same is so prevented, delayed, interfered with, or interrupted. The foregoing shall apply even though any such cause exists or is foreseeable as of the date hereof. Neither Party shall be required to change its usual business practices or methods or to assume or incur other than its usual costs or expenses in order to mitigate, avoid, or eliminate any Force Majeure Event or to reduce the period of any resulting delay. Each Party shall notify the other Parties of any delay

Purchase and License Agreement for FWA Equipment

or failure excused by this Section 18(f) and shall specify the revised performance date as soon as practicable. Nothing contained in this Section 18(f) shall affect any obligation of Customer to make any payment when due in accordance with this Agreement.

18.10	All notices pursuant to this Agreement will be in writing and deemed given when delivered in person, by certified mail or courier service, or by facsimile. Notices to Customer shall be sent to:

Boulevard Gustavo Diaz Ordaz Km. 3.33 L-1 Colonia Unidad San Pedro San Pedro Garza García Nuevo León, Mexico Attention: Director de Negociaciones Estratégicas with a copy to the Corporate Counsel.

Notices to Nortel Networks shall be sent to:

Nortel Networks (CALA) Inc. 1500 Concord Terrace Sunrise, Florida 33323-2815, Attention: Senior Counsel

with a copy to:

Nortel Networks de México, S.A. de C.V. Insurgentes Sur 1605, Piso 30 Col. San José Insurgentes 03900 México, D.F. Attn.: President

Notices from Customer to Nortel Networks pursuant to Section 5.20, shall be sent to:

Nortel Networks de México, S.A. de C.V. Insurgentes Sur 1605, Piso 30 Col. San José Insurgentes 03900 México, D.F. Attn.: Contract Management – Axtel Project

19. Purchase Commitment

19.1	Customer hereby irrevocably agrees to purchase from Nortel Networks the minimum annual amounts of Products as further described in Annex H hereof.

20. Assignment; Right of First Refusal

20.1

Each Party agrees not to assign or otherwise transfer this Agreement or its rights under it, or delegate its obligations, without the other Party’s prior written consent, and any attempt to do so is void. Notwithstanding the foregoing, Nortel Networks may assign or otherwise transfer this Agreement or its rights under it, or delegate its obligations, to any of its affiliates. Nortel Networks may also assign or otherwise transfer this Agreement or its rights under it, or delegate its obligations, to any purchaser of the FWA Business without the Customer’s prior written consent; provided that:

(i)

Nortel Networks shall provide to Customer the soliciting or offering material used in connection with any contemplated sale of the FWA Business (the “FWA Information”) at the same time any such FWA Information is provided to any third party potential

Purchase and License Agreement for FWA Equipment

purchaser (the “Potential Purchasers”), subject to execution by the Parties of a non-disclosure agreement in a form and substance reasonably satisfactory to Nortel Networks, but no less restrictive on Customer than the non-disclosure agreement executed with the Potential Purchasers; and provided, however, that Nortel Networks may not offer, solicit interest in or sell the FWA Business to any company which is a direct competitor of Customer or does not have the necessary resources (human and/or technical), at Nortel Networks’ reasonable judgment, to manufacture the Products and/or to provide the technical support required by Customer, including without limitation, Teléfonos de México, S.A. de C.V. or any of its affiliates (the “Restricted Companies”);

(ii)

Nortel Networks hereby grants to Customer a right of first refusal (“RFR”) with respect to any offer received by Nortel Networks from any third party which Nortel Networks proposes to accept (including any revised offers), allowing Customer to purchase the FWA Business on terms not less favorable than such offer, subject to Customer having made, within fourteen (14) days after Nortel Networks shall have delivered written notice to Customer of such offer or revised offer (the “Vendor’s Notice”), a single deposit of  [*] (the “Deposit”) into an interest bearing escrow account. Once Nortel Networks has received the Deposit, Customer shall have the right to perform a due diligence investigation of the FWA Business, and Nortel Networks shall be obligated to promptly provide all the information and access that Customer reasonably requires for the evaluation of the FWA Business; and

	(iii)	in the event of any such sale to a purchaser other than Customer, such new vendor shall assume all of Nortel Networks’ obligations under this Agreement.

20.2

If Customer exercises its RFR, Nortel Networks and Customer shall have sixty (60) days from payment of the Deposit to negotiate in good faith and enter into a purchase agreement pursuant to which Nortel Networks will sell the FWA Business to Customer, unless a longer period of time is stated in the offer received from the Potential Purchaser, in which case such longer period shall prevail (the “Offer Period”). If the Parties have entered into such an agreement by the end of the Offer Period, the Deposit shall be credited towards the purchase price of the FWA Business. If the Parties have not entered into such an agreement by the end of the Offer Period, Customer shall forfeit in favor of Nortel Networks the Deposit, and Nortel Networks shall have the right to sell the FWA Business to any Potential Purchaser other than a Restricted Company, subject to the terms and conditions of Section 20.3 below; provided, however, that if the terms of the proposed sale are more favorable to such Potential Purchaser than the best offer (from Nortel Networks’ perspective) presented by Customer to Nortel Networks during the Offer Period, then the RFR shall again apply to such sale, but Customer shall not be obligated to provide any additional Deposit.

20.3

If Customer shall decline in any instance to exercise its RFR or the Parties fail to enter into the purchase agreement as described in Section 20.2, Nortel Networks shall have the right for a period of one year from the date of such declination or failure, to sell the FWA Business to a Potential Purchaser  (except if such Potential Purchaser is a Restricted Company) without prior notice to Customer, on terms which are not more beneficial to such Potential Purchaser than those set forth in Vendor’s Notice. If the foregoing conditions are not met, the RFR shall again apply to such sale; provided, however, that the 60-day term provided in Section 20.2 above shall be reduced to thirty (30) days and Customer shall not be obligated to provide any additional Deposit.

The Parties hereto have executed this Purchase and License Agreement for FWA Equipment as of February 14, 2003 and it shall become effective on the Closing Date.

Purchase and License Agreement for FWA Equipment

AXTEL, S.A. DE C.V.

By:	/s/ Alberto Villasante

Name: Alberto Villasante
Title:

NORTEL NETWORKS LIMITED

By:	/s/ Victor Cervantes

Name: Victor Cervantes
Title: Attorney-in-Fact

NORTEL NETWORKS DE MÉXICO, S.A. DE C.V.

By:	/s/ Victor Cervantes

Name: Victor Cervantes
Title: Attorney-in-Fact

Purchase and License Agreement for FWA Equipment

ANNEX H

PURCHASE COMMITMENT

[*] Certain information on this Annex has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Purchase and License Agreement for FWA Equipment

ANNEX H

PURCHASE COMMITMENT

1.	RSS Equipment:

a)

Customer hereby irrevocably agrees to issue Orders for a Total Annual Minimum Commitment of units in accordance with the table below, where a unit is a complete F2 RSS or a complete F5 RSS including the RDA:

	Baseline Annual Minimum Commitment	Additional Annual Minimum Commitment		Total Annual Minimum Commitment

Year/ RSS type	Either F2 or F5 Units	F2 RSS Units	F5 RSS (including RDA) Units	Total RSS Units

2003	[*]	[*]	[*]	[*]
2004	[*]	[*]	[*]	[*]
2005	[*]	[*]	[*]	[*]
2006	[*]	[*]	[*]	[*]
2007	[*]	[*]	[*]	[*]

b)	Orders for the 20,000 unit order amount for 2003 will be submitted on the Closing Date.

c)	An annual review of volume requirements for the following calendar year shall be conducted in November of each year.

d)	Minimum Order size shall be 5,000 units, with the following options: (i) at least 5,000 F2 RSS, (ii) at least 5,000 F5 RSS, or (iii) at least 2,500 F2 RSS and at least 2,500 F5 RSS.

e)

A surcharge of US$25 per unit shall be added to the price for the first 35,000 units ordered per year (the price per RSS set forth in Annex F of the Contract, already includes the US$25.00 Dollar surcharge set forth in this Section (e)). Nortel Networks will review options for reduction of this surcharge conditional upon additional base station volume commitments.

f)

Within the first thirty (30) months after Closing Date of the Agreement, Customer hereby irrevocably agrees to issue Orders for an accumulative quantity of compact bracket kits not less than 50,000. Bracket requirements for the balance of the Term will be agreed between the Parties once the above order has been completed.

Minimum Order quantity for such compact bracket kits shall be in multiples of 5,000 units, unless otherwise agreed by the Parties.

Purchase and License Agreement for FWA Equipment

2.	Base Station Units:

a)	Full calendar year minimum order commitments as per the table below:

Base Stations “units”

2003	[*]
2004	[*]
2005	[*]
2006	[*]
2007	[*]

where a “unit” is counted as:

•	An 18 bearer base station,
•	An 18 to 27 bearer capacity upgrade,
•	A 27 to 48 bearer upgrade, or
•	A cell site Packet Data upgrade.

b)

Order for the full calendar year minimum commitment to be placed on or before December 15th of each year, except in 2003, where the order shall be placed on Closing Date. Delivery to commence within six  (6) months of order acceptance and, except in the case of 2003, shall be completed within twelve (12) months of order acceptance.

c)

Minimum order quantity of ten (10) base station units shall apply. Specifically in the case of cell site Packet Data Upgrades, where one (1) cell site upgrade equals two (2) TPM-PDs and corresponding software activation fees, this would mean a minimum order quantity of twenty (20) TPM-PDs

d)

Not withstanding the foregoing, in the event that AXtel identifies additional requirements for base station units after placing the annual purchase order as per Section 2 (b) above, such requirements will not be subject to minimum order quantity restrictions if ordered within two (2) months of the original order acceptance date and in accordance with the Change Order Procedures as detailed in Annex B.

Purchase and License Agreement for FWA Equipment

Annex J

PLA FWA Delivery Times

[*] Certain information on this Annex has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Purchase and License Agreement for FWA Equipment

ANNEX J

DELIVERY TIMES

1.-	RSS Equipment.

(i)	Delivery of Product to commence within [*] of order acceptance.
(ii)	Partial RSS deliveries to be targeted to [*] per calendar month.

2.-	RBS Equipment.

(i)	Delivery of Product to commence within [*] months of order acceptance.

(ii)	Except in the case of the year 2003, orders for the Annual Minimum Order Requirements will be fulfilled within [*] of order acceptance.

(iii)

Except in the case of the year 2003, within [*] of accepting the order for the Annual Minimum Requirement, Nortel will provide a forecasted delivery schedule for order fulfillment and, within a further [*] months, a committed delivery schedule for order fulfillment.

The Product Delivery Dates are defined in Annex E (Order Procedures) of the Agreement.